SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

__________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
January 8, 2004   (December 31, 2003 )

Commission File Number 01-10813

PLM EQUIPMENT GROWTH FUND III LIQUIDATING TRUST

(Exact name of registrant as specified in its charter)

California	68-0146197

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

235 3 rd Street South, Suite 200
St Petersburg, FL	33701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (727) 803-1800

Item 2. Acquisition or Disposition of Assets

On December 31, 2003, PLM Equipment Growth Fund III Liquidating Trust (the "Trust") sold its residual sharing interest in a portfolio of railcars to Patriot Railcar Holdings I, LLC, an unaffiliated third party, for cash proceeds of approximately $0.4 million.

On December 31, 2003, the Trust sold its trailer equipment portfolio to Cypress Equipment Fund V, LLC, an unaffiliated third party, for cash proceeds of approximately $0.3 million.

The Trust has now disposed of all of its equipment. A subsidiary of the Trust’s predecessor entity, PLM Equipment Growth Fund III, is a defendant in a lawsuit. The Trust could be liable for a settlement against this entity. The Trustee is seeking a resolution to this suit. A final distribution will be made to the beneficiaries of the Trust once all liabilities have been paid and all legal matters are settled.

  Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(c)      Exhibits:

16.1 Residual Sharing Agreement Amendment dated as of December 31, 2003 by and among PLM Financial Services, Inc., not in its individual capacity but solely as liquidating trustee for the Trust, Transportation Equipment-PLM, LLC, and Patriot Railcar Holdings I, LLC.

16.2 Purchase Agreement dated as of December 31, 2003 among PLM Transportation Equipment Corporation, PLM Financial Services Inc. not in its individual capacity but solely as liquidating trustee for the Trust and Cypress Equipment Fund V, LLC

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PLM EQUIPMENT GROWTH FUND III LIQUIDATING TRUST
Date: January 8, 2003	By:	/s/ Richard K Brock _________________________
Richard K Brock Chief Financial Officer